UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2005

US UNWIRED INC.

(Exact name of registrant as specified in its charter)

Louisiana	000-22003	72-1457316
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

901 Lakeshore Drive

Lake Charles, Louisiana 07645

(Address of principal executive offices)

(337) 436-9000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Merger Agreement.

On July 10, 2005, US Unwired Inc., Sprint Corporation and UK Acquisition Corp., a wholly owned subsidiary of Sprint, entered into a merger agreement, pursuant to which Sprint agreed to acquire US Unwired for approximately $1.3 billion.

US Unwired is a network partner of Sprint and has the exclusive right to provide wireless services under the Sprint brand names within US Unwired’s service area.

Under the terms of the merger agreement, Sprint will commence a cash tender offer to acquire all of US Unwired’s outstanding common stock at a price of $6.25 per share. Following completion of the tender offer, any remaining shares of US Unwired will be acquired in a cash merger at the same price. Sprint will also acquire US Unwired’s net debt, which was approximately $266 million as of March 31, 2005, in connection with the transaction. Upon completion of the merger, US Unwired will become a wholly owned subsidiary of Sprint.

As part of the merger agreement, US Unwired and Sprint will seek an immediate stay of litigation pending in U.S. District Court in Lake Charles, La., including US Unwired’s request for an injunction to block the merger of Sprint and Nextel Communications, Inc., with a final resolution to become effective upon the closing of the acquisition.

The board of directors of US Unwired unanimously approved the merger agreement, the offer and the merger and has unanimously (1) resolved to recommend acceptance of the merger to US Unwired’s shareholders, (2) resolved to recommend that US Unwired’s shareholders accept the offer and tender their shares pursuant to the offer and (3) determined that the consideration to be paid in the offer and the merger is fair to US Unwired’s shareholders and to recommend that US Unwired’s shareholders approve the merger, the merger agreement and the transactions contemplated by the merger agreement. The board of directors may change its recommendation if it receives a superior proposal and specified conditions are met.

The merger is expected to close in the third quarter of 2005 and is subject to regulatory approvals, as well as other customary closing conditions. The merger agreement contains certain termination rights for each of Sprint and US Unwired and further provides that, upon termination of the merger agreement under specified circumstances, US Unwired may be required to pay Sprint a termination fee of $35 million as liquidated damages to reimburse Sprint for its time, expense and related costs.

On July 10, 2005, Sprint entered into a shareholders agreement with William L. Henning, William L. Henning, Jr., John A. Henning, Thomas G. Henning, Lena B. Henning, John A. Henning Exempt Class Trust No. 1, William L. Henning, Jr. Exempt Class Trust No. 1, Thomas G. Henning Exempt Class Trust No. 1, Cameron Communications, L.L.C. and The 1818 Fund III, L.P., who collectively beneficially own approximately 27.4% of the outstanding shares of US Unwired common stock. Pursuant to the shareholders agreement, these shareholders have agreed to tender their shares of US Unwired common stock pursuant to the offer and vote their shares of US Unwired common stock in favor of the merger, subject to the terms and conditions contained therein and in the merger agreement.

The foregoing description of the merger agreement does not purport to be complete and is qualified in its entirety by reference to the merger agreement, which is filed as Exhibit 2 hereto and incorporated herein by reference.

Item 8.01 Other Events.

Press Release

On July 11, 2005, US Unwired and Sprint issued a press release announcing that their boards of directors have unanimously approved a definitive agreement for Sprint to purchase US Unwired for approximately $1.3 billion, as discussed in Item 1.01 above.

A copy of the press release is being filed as Exhibit 99 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

Exhibit No.	Description
2	Agreement and Plan of Merger, dated as of July 10, 2005, by and among Sprint Corporation, UK Acquisition Corp. and US Unwired Inc.

99	Press release dated July 11, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 11, 2005	US UNWIRED INC.

	By:	/s/ Jerry E. Vaughn
Jerry E. Vaughn
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
2	Agreement and Plan of Merger, dated as of July 10, 2005, by and among Sprint Corporation, UK Acquisition Corp. and US Unwired Inc.

99	Press release dated July 11, 2005.